PC Connection, Inc. Announces Anticipated Fourth Quarter Results;
    Company To Release Q4 and Full-Year 2005 Results on January 26


    MERRIMACK, N.H.--(BUSINESS WIRE)--Jan. 19, 2006--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and solutions, announced today that it anticipates its fourth quarter earnings to be at or near break even. The Company incurred approximately $1 million in special charges, primarily attributable to transitional costs related to the October 21, 2005 acquisition of Amherst Technologies assets. Fourth quarter results were also affected by the Company's increased investments in customer acquisition programs and other marketing initiatives, and by lower than anticipated gross margins due primarily to product mix. Net sales for the quarter were approximately $399 million, an increase of approximately $59 million year-over-year and $27 million sequentially. These increases were due to the positive effects of the Amherst Technologies transaction and to continued organic growth.
    Patricia Gallup, Chairman and Chief Executive Officer of PC Connection, Inc. said, "The fourth quarter was an investment quarter for the Company. In addition to our acquisition of the Amherst Technologies assets, we launched our new "Core 1" sales training program, and we began making plans for a new sales call center in Texas that will give us better coverage in the western part of the country for our small and medium-sized business segment." Gallup concluded, "We continue to make investments that we believe will enable the Company to improve profitability and increase long-term shareholder value."
    PC Connection, Inc. will release its fourth quarter 2005 operating results on the morning of Thursday, January 26, 2006. On January 26, 2006 at 11:00 a.m. ET management will review these results during their quarterly conference call. The conference call will be available to the general public on a live webcast -- in listen-only mode -- on the Company's Web site at www.pcconnection.com and on www.streetevents.com.

    About PC Connection, Inc.

    PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries, PC Connection Sales Corporation, GovConnection, Inc., and MoreDirect, Inc., headquartered in Merrimack, NH, Rockville, MD, and Boca Raton, FL, respectively. All three subsidiaries can deliver custom-configured computer systems overnight.
    PC Connection Sales Corporation (1-800-800-5555) is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its Web site at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.
    GovConnection, Inc. (1-800-800-0019) is a rapid-response provider of IT products and solutions to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.
    MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect's TRAXX(R) system is a seamless end-to-end interface which empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, the Company's success at integrating the acquired assets of Amherst Technologies into its businesses, the impact of the costs of acquisition and integration, the ability of the Company to hire and retain Amherst Technologies sales representatives and other essential personnel, and other risks detailed under the caption "Factors That May Affect Future Results and Financial Condition" in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2005. More specifically, the statements in this release concerning the Company's outlook for 2005 and 2006, and the statements concerning the Company's gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth, the ability of the Company to improve sales productivity and increase its active customers) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel.

    CONTACT: PC Connection, Inc.
             Stephen Baldridge, 603-683-2052